Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 3 DATED JUNE 5, 2023
TO THE PROSPECTUS DATED APRIL 13, 2023

This document supplements, and should be read in conjunction with, our prospectus dated April 13, 2023, as supplemented by Supplement No. 1 dated May 1, 2023 and Supplement No. 2 dated May 19, 2023. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of May 2023; and
•an update to the Management section of our prospectus.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of May 2023. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
May 1, 2023	$14.79	$14.88	$14.91	$14.90	$14.79	$14.74	$14.80
May 2, 2023	$14.79	$14.88	$14.91	$14.90	$14.80	$14.74	$14.80
May 3, 2023	$14.79	$14.88	$14.91	$14.90	$14.80	$14.74	$14.80
May 4, 2023	$14.79	$14.88	$14.92	$14.90	$14.80	$14.74	$14.80
May 5, 2023	$14.79	$14.88	$14.92	$14.90	$14.80	$14.74	$14.81
May 8, 2023	$14.79	$14.89	$14.92	$14.90	$14.80	$14.74	$14.81
May 9, 2023	$14.79	$14.89	$14.92	$14.90	$14.80	$14.74	$14.81
May 10, 2023	$14.79	$14.89	$14.92	$14.90	$14.80	$14.74	$14.81
May 11, 2023	$14.79	$14.89	$14.92	$14.91	$14.80	$14.74	$14.81
May 12, 2023	$14.79	$14.88	$14.91	$14.90	$14.80	$14.74	$14.80
May 15, 2023	$14.79	$14.88	$14.91	$14.90	$14.80	$14.74	$14.81
May 16, 2023	$14.79	$14.88	$14.91	$14.90	$14.80	$14.74	$14.81
May 17, 2023	$14.79	$14.88	$14.91	$14.90	$14.80	$14.74	$14.81
May 18, 2023	$14.76	$14.85	$14.88	$14.87	$14.77	$14.71	$14.78
May 19, 2023	$14.76	$14.85	$14.88	$14.87	$14.77	$14.71	$14.78
May 22, 2023	$14.76	$14.86	$14.89	$14.88	$14.77	$14.71	$14.78
May 23, 2023	$14.76	$14.86	$14.89	$14.88	$14.78	$14.71	$14.78
May 24, 2023	$14.76	$14.86	$14.89	$14.88	$14.78	$14.71	$14.78
May 25, 2023	$14.77	$14.86	$14.89	$14.88	$14.78	$14.72	$14.79
May 26, 2023	$14.77	$14.86	$14.89	$14.88	$14.78	$14.72	$14.79
May 30, 2023	$14.77	$14.87	$14.89	$14.89	$14.78	$14.72	$14.79
May 31, 2023	$14.57	$14.66	$14.69	$14.67	$14.57	$14.52	$14.58

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Management

The “Management—Determinations by Our Board of Directors” section of our prospectus is superseded and replaced with the following:

Our charter contains a provision that clarifies the authority of our board of directors to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our board of directors (consistent with our charter) is final and conclusive and binding upon us and our stockholders. This provision does not alter the duties our board of directors owes to us or our stockholders pursuant to our charter and under Maryland law. Further, it would not restrict the ability of a stockholder to challenge an action by our board of directors which was taken in a manner that is inconsistent with our charter or the directors’ duties under Maryland law or which did not comply with the requirements of the provision. Finally, this provision does not permit our board of directors to make any determination pursuant to this provision regarding the definitions of “Affiliate,” “Independent Director” or “Sponsor,” in applying such definitions to any other section of our charter, in a manner which would be inconsistent with the NASAA REIT Guidelines.